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                                                                     EXHIBIT 5.1

                            LAW OFFICES OF CARMINE J. BUA
                         3838 CAMINO DEL RIO NORTH SUITE 333
                           SAN DIEGO, CALIFORNIA 92108-1789
                               TELEPHONE (619) 280-8000
                               FACSIMILE (619) 280-8001

OCTOBER 2, 1997

Imaging Technologies Corporation
11031 Via Frontera
San Diego, California 92127

Re: My Legal Opinion Pursuant to SEC Form S-3
    Registration Statement-Imaging Technologies Corporation

Gentlemen:

    You have requested our opinion as counsel for Imaging Technologies Corporation, a Delaware corporation (the "Company") in connection with a Registration Statement on Form S-3 and the Prospectus included therein (collectively the "Registration Statement") to be filed with the Securities and the Exchange Commission.

      1. The Registration Statement: The Registration Statement relates to an offering of up to 3,000,000 shares of Common Stock (the "Common Stock") of the Company which may be issued upon the conversion of the Company's Series C Redeemable Convertible Preferred Stock (the"Preferred Stock") and/or the exercise of warrants to purchase an aggregate amount of 200,000 shares of Common Stock (the "Warrants") issued to the holders of the Preferred Stock.

      2. Basis for Opinion: The documentary basis and other basis for this opinion is our review and analysis of the below listed items:

           1. The Company's Articles of Incorporation, Certificate of Amendment, By-Laws, Minutes of board of Directors Meeting, Minutes of Shareholder Meetings and Shareholder Lists (collectively the "Company Records").

           2. The Registration Statement.

           3. The eligibility requirements for the use of Form S-3 set forth in General Instruction I of Form S-3 (the "Eligibility Requirements").

      3. Legal Opinion: Based upon our review of the Company Records, the Registration Statement and the Eligibility Requirements, we are of the opinion that:

           1. Organization and Qualification: The Company and each of its subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has requisite corporate power and authority to conduct its business, and to own, lease and operate its properties, as described in the Registration Statement and in the Company's Annual Report on Form 10-K for the year ended June 30, 1996. The Company and each of its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary.

           2. Compliance With Eligibility Requirements of Form S-3: After reasonable investigation, we have no actual knowledge that the Eligibility Requirements for use of Form S-3 have not been satisfied with respect to the Registration Statement.



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           3. Issuance of Common Stock: That when the Registration Statement has become effective, that upon the conversation of the Preferred Stock and/or the exercise of the Warrants, the Common Stock when issued in accordance with the terms of such conversation and/or Warrant exercise and as specifically set forth in the Registration Statement will be duly authorized, legally and validly issued and fully paid and nonaccessible.

           4. Consent to Use of Legal Opinion: We consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of our name under the caption "Legal Matters" in the Prospectus which is a part of thereof.

                                  Very truly yours,
                                  /s/ CARMINE J. BUA, III

                                   CARMINE J. BUA, III